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                        GRANITE CONSTRUCTION INCORPORATED
                          COMPARATIVE FINANCIAL SUMMARY
                (UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                      SEPTEMBER 30,         VARIANCE         SEPTEMBER 30,             VARIANCE
OPERATIONS                                          2003       2002     AMOUNT   PERCENT   2003        2002       AMOUNT    PERCENT
----------                                          ----       ----     ------   -------   ----        ----       ------    -------
Revenue                                            $580,200  $583,728  $(3,528)   (0.6)  $1,351,765  $1,311,883  $39,882       3.0
Gross profit                                       $ 82,059  $ 77,221  $ 4,838     6.3   $  168,259  $  167,992  $   267       0.2
           Gross profit as a percent of revenue        14.1%     13.2%     0.9%     --         12.4%       12.8%    (0.4%)      --
General and administrative expenses                $ 42,533  $ 40,182  $ 2,351     5.9   $  115,478  $  106,168  $ 9,310       8.8
           G&A expenses as a percent of revenue         7.3%      6.9%     0.4%     --          8.5%        8.1%     0.4%       --
                                                   --------  --------  -------    ----   ----------  ----------  -------    ------
Other income (expense)
           Interest income                         $  1,145  $  2,122  $  (977)  (46.0)  $    4,633  $    6,014  $(1,381)    (23.0)
           Interest expense                        $ (2,574) $ (2,527) $   (47)   (1.9)  $   (7,212) $   (6,703) $  (509)     (7.6)
           Gain on sales of property and equipment $  3,018  $    939  $ 2,079   221.4   $    3,546  $    1,570  $ 1,976     125.9
           Other, net                              $     49  $  1,118  $(1,069)  (95.6)  $   20,452  $    1,077  $19,375    1799.0
                                                   --------  --------  -------    ----   ----------  ----------  -------    ------
                Total other income (expense)       $  1,638  $  1,652  $   (14)   (0.8)  $   21,419  $    1,958  $19,461     993.9
                                                   --------  --------  -------    ----   ----------  ----------  -------    ------
Income before provision for income taxes,
           minority interest and the cumulative
           effect of a change in
           accounting principle                    $ 41,164  $ 38,691  $ 2,473     6.4   $   74,200  $   63,782  $10,418      16.3
Minority interest                                  $ (1,573) $ (1,927) $   354    18.4   $   (1,838) $   (2,694) $   856      31.8
                                                   --------  --------  -------    ----   ----------  ----------  -------    ------
Income before the cumulative effect of a
           change in accounting principle          $ 24,690  $ 23,069  $ 1,621     7.0   $   45,502  $   37,984  $ 7,518      19.8

Cumulative effect of a change in
  accounting principle                             $ (5,148)       --  $(5,148)     --   $   (5,148)         --  $(5,148)       --
                                                   --------  --------  -------    ----   ----------  ----------  -------    ------

Net income                                         $ 19,542  $ 23,069  $(3,527)  (15.3)  $   40,354  $   37,984  $ 2,370       6.2
                                                   ========  ========  =======    ====   ==========  ==========  =======    ======
Income per share before cumulative effect of a
change in accounting principle:
           Basic                                   $   0.61  $   0.57  $  0.04     7.0   $     1.13  $     0.95  $  0.18      18.9
           Diluted                                 $   0.60  $   0.57  $  0.03     5.3   $     1.12  $     0.94  $  0.18      19.1
Net income per share:
           Basic                                   $   0.48  $   0.57  $ (0.09)  (15.8)  $     1.00  $     0.95  $  0.05       5.3
           Diluted                                 $   0.47  $   0.57  $ (0.10)  (17.5)  $     0.99  $     0.94  $  0.05       5.3
Weighted average shares of common stock:
           Basic                                     40,217    40,188       29     0.1       40,160      40,039      121       0.3
           Diluted                                   40,908    40,788      120     0.3       40,741      40,615      126       0.3

                                    SEPTEMBER 30,  DEC. 31,        VARIANCE            SEPTEMBER 30,            VARIANCE
Financial Position                     2003          2002      AMOUNT   PERCENT      2003         2002       AMOUNT   PERCENT
 Working capital                    $  238,388    $  220,396  $ 17,992     8.2    $  238,388   $  223,443  $ 14,945    6.7
 Current ratio                            1.59          1.67     (0.08)   (4.8)         1.59         1.54      0.05    3.2
 Long-term debt                     $  127,473    $  132,380  $ (4,907)   (3.7)   $  127,473   $  131,264  $ (3,791)  (2.9)
 Total liabilities to equity ratio        1.25          1.16      0.09     7.8          1.25         1.37     (0.12)  (8.8)
 Stockholders' equity               $  486,732    $  454,869  $ 31,863     7.0    $  486,732   $  446,587  $ 40,145    9.0
 Total assets                       $1,095,097    $  983,819  $111,278    11.3    $1,095,097   $1,056,977  $ 38,120    3.6
 Book value per common share        $    11.72    $    11.03  $   0.69     6.3    $    11.72   $    10.79  $   0.93    8.6
 Backlog                            $1,900,115    $1,856,451  $ 43,664     2.4    $1,900,115   $1,743,502  $156,613    9.0
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